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                                                                   EXHIBIT 10.14

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement"), made and entered into as of April 19, 2004 by and among William R. Blanton, a resident of the State of Georgia ("Employee") and CNB Holdings, Inc., a Georgia corporation ("CNB"). CNB and its wholly-owned financial institution subsidiaries are hereinafter collectively referred to as the "Bank Group."

                              W I T N E S S E T H:

      WHEREAS, Employee is currently an executive officer of First Capital Bancorp, Inc., a Georgia corporation ("FCBI") and First Capital Bank, a financial institution organized under the laws of Georgia ("Bank") and a wholly-owned subsidiary of FBCI. FCBI and Bank are hereinafter collectively referred to as "First Capital." FCBI has entered into an Agreement and Plan of Merger (the "Merger Agreement") with CNB, pursuant to which FBCI will be merged with and into CNB (the "Merger"), and subsequently Bank will become a wholly-owned subsidiary of CNB (CNB and the Bank are hereinafter collectively referred to as the "Employer");

      WHEREAS, First Capital and Employee have entered into an Employment Agreement as of January 1, 1997 (the "1997 Contract");

      WHEREAS, upon consummation of the Merger, Employer and Employee each desire to modify the 1997 Contract by amending and restating the 1997 Contract in its entirety as set forth herein; and

      WHEREAS, Employer and Employee each deem it necessary and desirable, for their mutual protection, to execute a written document setting forth the terms and conditions of said relationship upon consummation of the Merger;

      NOW, THEREFORE, in consideration of the employment of Employee by Employer, of the premises and the mutual promises and covenants contained herein, and

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of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1.    Employment and Duties.

            1.1 Employer hereby employs Employee to serve as Vice Chairman, Chief Operating Officer and Chief Financial Officer of CNB and Bank and to perform such duties and responsibilities as customarily performed by persons acting in such capacity. During the term of this Agreement, Employee will devote substantially all of his full time and effort to his duties hereunder.

            1.2 Other Business Activities. The parties agree that the Employee shall be free to engage in other non-competitive business activities and ventures during the term of this Agreement, so long as any such other business activities and ventures do not conflict or compete with the business of the Bank Group or prevent the Employee from the faithful performance of his duties hereunder.

      2.    Term.

      Subject to the provisions of Section 12 of this Agreement, the period of Employee's employment under this Agreement shall be deemed to have commenced as of the effective date of the Merger, and shall continue until December 31, 2004, unless the Employee dies before December 31, 2004, in which case the period of employment shall continue until the end of the month of such death.

      3.    Compensation.

      For all services to be rendered by Employee during the term of this Agreement, Bank shall pay Employee an annual base salary equal to $145,000 subject to normal annual increase through the Effective Date of the Merger (the "Base Salary"), less normal withholdings, payable in equal monthly or more frequent installments as are customary under Bank's payroll practices from time to time, provided, however, that at no time shall the Employee's Base Salary trail the Base Salary of the Chief Executive Officer of CNB by more than $10,000. Bank's Board of Directors shall review Employee's Base Salary

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annually and may increase Employee's Base Salary from year to year during the term of this Agreement subject to the approval of CNB's compensation committee. Any Base Salary increase (regardless of form), will be determined by the Board after taking into account, among other things, changes in the cost of living, Employee's performance and the performance of Bank. Any action or review by the Board may be delegated to an appropriate committee thereof. The Employee also shall be entitled to annual incentive compensation in such amount and subject to such criteria as the parties mutually agree.

      4.    Expenses.

      So long as Employee is employed hereunder, Employee is entitled to receive reimbursement for, or seek payment directly by Bank of, all reasonable expenses which are consistent with the normal policy of Bank in the performance of Employee's duties hereunder, provided that Employee accounts for such expenses in writing.

      5.    Employee Benefits.

            5.1 So long as Employee is actively employed hereunder, Employee will be entitled to participate in the employee benefit, option, bonus, dental, health, life and disability insurance programs, and any other compensation or benefit programs covering executive officers of the Bank Group substantially similar to those amounts received by the group of executive officers of the Bank Group disclosed in any CNB filings as the group of highly compensated employees or similar designation as well as the item set forth on Exhibit A attached hereto. In addition, for the 2004 calendar year, the Employee shall be entitled to a pro rata portion of the annual bonus otherwise payable to him pursuant to
Section 4(b) of the 1997 Contract; provided, however, that such bonus shall be calculated based upon the performance of FCBI through the last day of the calendar month coinciding with or immediately preceding the effective date of the Merger and such bonus shall be payable no later than 30 days thereafter.

            5.2 The Bank will provide the Employee with the use of a Chevrolet Suburban (or substantially similar make of automobile) during the term of this

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Agreement. The automobile will be replaced with a new model no less frequently than every two (2) years. The Bank will pay all expenses associated with the operation and maintenance of the automobile, including, without limitation, maintenance expenses, tag fees, insurance premiums and fuel costs.

            5.3 During the term of this Agreement, the Bank will provide the Employee with supplemental cash bonuses when and as necessary from time to time to permit the Employee to pay the premiums for maintaining an existing insurance policy on his life with a $5,000,000 death benefit. The amount of each such supplemental cash bonus will equal the amount of the then due periodic premium.

            5.4 During the term of this Agreement, the Bank will pay the monthly dues associated with the Employee's existing membership in the Atlanta Athletic Club.

      6.    Vacation.

      Employee shall be entitled to four weeks annual vacation.

      7.    Confidentiality.

      In Employee's position as an employee of Employer, Employee has had and will have access to confidential information, trade secrets and other proprietary information of vital importance to the Bank Group and has and will also develop relationships with customers, employees and others who deal with the Bank Group which are of value to the Bank Group. Employer requires as a condition to Employee's employment with Employer that Employee agrees to certain restrictions on Employee's use of the proprietary information and valuable relationships developed during Employee's employment with Employer. In consideration of the terms and conditions contained herein, the parties hereby agree as follows:

            7.1 Employer and Employee mutually agree and acknowledge that Employer may entrust Employee with highly sensitive, confidential, restricted and proprietary information concerning various Business Opportunities (as hereinafter defined), customer lists, and personnel matters. Employee acknowledges that he shall

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bear a fiduciary responsibility to Employer to protect such information from use or disclosure that is not necessary for the performance of Employee's duties hereunder, as an essential incident of Employee's employment with Employer.

            7.2 For the purposes of this Section, the following definitions shall apply:

                  7.2.1 "Trade Secret" shall mean the identity and addresses of customers of the Bank Group, the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula or improvement that is valuable and secret (in the sense that it is not generally known to competitors of the Bank Group) and which is defined as a "trade secret" under Georgia law pursuant to the Georgia Trade Secrets Act.

                  7.2.2 "Confidential Information" shall mean any data or information, other than Trade Secrets, which is material to the Bank Group and not generally known by the public. Confidential Information shall include, but not be limited to, Business Opportunities of the Bank Group (as hereinafter defined), the details of this Agreement, the Bank Group's business plans and financial statements and projections, information as to the capabilities of the Bank Group's employees, their respective salaries and benefits and any other terms of their employment and the costs of the services the Bank Group may offer or provide to the customers it serves, to the extent such information is material to the Bank Group and not generally known by the public.

                  7.2.3 "Business Opportunities" shall mean any specialized information or plans of the Bank Group concerning the provision of financial services to the public, together with all related information concerning the specifics of any contemplated financial services regardless of whether the Bank Group has contacted or communicated with such target person or business.

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                  7.2.4 Notwithstanding the definitions of Trade Secrets,
Confidential Information, and Business Opportunities set forth above, Trade Secrets, Confidential Information, and Business Opportunities shall not include any information:

                           (i)   that is or becomes generally known to the
public;

                           (ii)  that is already known by Employee or is
developed by Employee after termination of employment through entirely independent efforts;

                           (iii) that Employee obtains from an independent
source having a bona fide right to use and disclose such information;

                           (iv)  that is required to be disclosed by law, except
to the extent eligible for special treatment under an appropriate protective order; or

                           (v)   that CNB's Board of Directors approves for
release.

            7.3 Employee shall not, without the prior approval of CNB's Board of Directors, during his employment with Employer and for so long thereafter as the information or data remain Trade Secrets, use or disclose, or negligently permit any unauthorized person who is not an employee of the Bank Group to use, disclose, or gain access to, any Trade Secrets of the Bank Group, or of any other person or entity making Trade Secrets available for the Bank Group's use.

            7.4 Employee shall not, without the prior written consent of CNB, during his employment with Employer and for a period of 24 months thereafter as long as the information or data remain competitively sensitive, use or disclose, or negligently permit any unauthorized person who is not employed by the Bank Group to use, disclose, or gain access to, any Confidential Information to which the Employee obtained access by virtue of his employment with Employer, except as provided in Section 7.2 of this Agreement.

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      8.    Observance of Security Measures.

      During Employee's employment with Employer, Employee is required to observe all security measures adopted to protect Trade Secrets, Confidential Information, and Business Opportunity of Employer.

      9.    Return of Materials.

      Upon the request of Employer and, in any event, upon the termination of his employment with Employer, Employee shall deliver to Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials containing Trade Secrets or Confidential Information, whether made or compiled by Employee or furnished to him from any source by virtue of his employment with Employer.

      10.   Severability.

      Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 14 of this Agreement shall be construed as covenants independent of one another and distinct from the remaining terms and conditions of this Agreement, and severable from every other contract and course of business between Employer and Employee, and that the existence of any claim, suit or action by Employee against Employer, whether predicated upon this or any other agreement, shall not constitute a defense to Employer's enforcement of any covenant contained in Sections 7, 8, 9 and 14 of this Agreement.

      11.   Specific Performance.

      Employee acknowledges and agrees that the covenants contained in Sections 7, 8, 9 and 14 of this Agreement shall survive any termination of employment, as applicable, with or without Cause, at the instigation or upon the initiative of either party. Employee further acknowledges and agrees that the ascertainment of damages in the event of Employee's breach of any covenant contained in Sections 7, 8, 9 and 14 of this Agreement would be difficult, if at all possible. Employee therefore acknowledges and agrees that Employer shall be entitled in addition to and not in limitation of any other rights, remedies, or damages available to Employer in arbitration, at law or in equity,

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upon submitting whatever affidavit the law may require, and posting any necessary bond, to have a court of competent jurisdiction enjoin Employee from committing any such breach.

      12.   Termination.

      During the term of this Agreement, employment, including without limitation, except as otherwise provided in Section 12 of this Agreement, all compensation, salary, expenses reimbursement, and employee benefits may be terminated as follows:

            12.1  At the election of Employer for Cause;

            12.2 At Employee's election upon Employer's breach of any material provision of this Agreement;

            12.3 "Cause" shall mean (i) material dishonesty, gross negligence or willful misconduct by the Employee in the performance of his duties hereunder which conduct results in material financial or reputational harm to the Bank Group; (ii) conviction (from which no appeal may be, or is, timely taken) of the Employee of a felony; (iii) initiation of suspension or removal proceedings against the Employee by federal or state regulatory authorities acting under lawful authority pursuant to provisions of federal or state law or regulation which may be in effect from time to time; (iv) knowing violation by Employee of federal or state banking laws or regulations; or (v) refusal by Employee to perform a duly authorized and lawful written directive of the Bank's Board of Directors. No termination for Cause shall be effective unless it is approved by a two-thirds (2/3) vote of CNB's Board of Directors, excluding the vote, if any, of the Employee.

            12.4 Upon Employee's death, or, at the election of either party, upon Employee's disability as determined in accordance with the standards and procedures under Employee's then-current long-term disability insurance coverage provided by Employer, or, if such disability insurance coverage provided by Employer is not then in

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place, upon Employee's disability resulting in inability to perform the duties described in Section 1.1 of this Agreement for a period of 180 consecutive days.

            12.5 If this Agreement is terminated either (i) by Employer at any time for any reason other than for Cause or (ii) upon Employer's breach of this Agreement, then Employer shall pay to Employee as Employee's sole remedy hereunder the compensation and benefits for six months, including, but not limited to, Employee's salary for six months at the Base Salary rate then in effect and the cost of medical, hospitalization and term life insurance coverage.

            12.6 If the Agreement is terminated either for Cause or by Employee pursuant to Section 12.4 of this Agreement, Employee shall receive no further compensation or benefits, other than Employee's Base Salary and other compensation as accrued through the date of such termination.

      13.   Notice.

      All notice provided for herein shall be in writing and shall be deemed to be given when delivered in person or deposited in the United States Mail, registered or certified, return receipt requested, with proper postage prepaid and addressed as follows:

                  CNB:                    CNB Holdings, Inc.
                                          3625 Brookside Parkway, Suite 100
                                          Alpharetta, Georgia 30022-4434
                                          Attn:  H. N. Padget, Jr., President

                  with a copy to:         Troutman Sanders LLP
                                          600 Peachtree Street, N.E., Suite 5200
                                          Atlanta, Georgia 30308-2216
                                          Attn: Thomas O. Powell, Esquire

                  Employee:               William R. Blanton
                                          1475 Rolling Links Drive
                                          Alpharetta, Georgia 30004

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                  with a copy to:         Powell, Goldstein, Frazer & Murphy LLP
                                          191 Peachtree Street, N.E.
                                          16th Floor
                                          Atlanta, Georgia 30303
                                          Attn:  Kathryn L. Knudson, Esquire

      14.   Covenant Not to Compete and Not to Solicit.

            14.1 For purposes of this Section 14, Bank and Employee conduct the following business in the following geographic areas:

                  14.1.1 Bank is engaged in the business of transacting business as a bank which accepts deposits, makes loans, cash checks and otherwise engages in the business of banking ("Business of Bank").

                  14.1.2 Before and after the merger, Bank will actively conduct business in the geographic areas of Georgia from its main office located at Suite A, 3320 Holcomb Bridge Road, N.W., Norcross, Georgia 30092 (the "Main Office").

                  14.1.3 Employee has established business relationships and performs the duties described in Section 1.1 of this Agreement in the geographic area covered by a circle having a radius of 50 miles from the Main Office, and will work primarily in such area while in the employ of Bank.

            14.2 Employee covenants and agrees that for a period of six months after the termination of his employment with Bank for any reason, Employee shall not, directly or indirectly, as principal, agent, trustee, consultant or through the agency of any corporation, partnership, association, trust or other entity or person, on Employee's own behalf or for others, provide the duties described in Section 1.1 of this Agreement for any entity or person conducting the Business of Bank within the geographic area covered by a circle having a radius of 50 miles from the Main Office.

            14.3 Employee acknowledges that an important factor leading to the Merger is the loyalty of Bank's employees. Accordingly, Employee agrees that both during the term of this Agreement and for a period of six months after the termination of this Agreement for any reason, Employee will not on his own behalf or in the service of

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or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any Bank employee to another person or entity providing products or services that are competitive with the Business of the Bank. Employee further agrees that information as to the capabilities of Bank's employees, their salaries and benefits, and any other terms of their employment is Confidential Information and proprietary to Bank.

            14.4 Employee and Bank shall periodically amend this Agreement by updating the address referenced in Section 14.1.2 of this Agreement so that it at all times lists the then current geographic area served by Bank for which Employee performs the duties described in Section 1.1 of this Agreement.

            14.5 The covenants contained in this Section 14 shall be construed as agreements severable from and independent of each other and of any other provision of this or any other contract or agreement between the parties hereto. The existence of any claim or cause of action by Employee against Bank, whether predicated upon this or any other contract or agreement, shall not constitute a defense to the enforcement by Bank of said covenants.

      15.   Change in Control.

            None of the benefits provided in Section 15 of this Agreement shall be payable to Employee unless (i) there shall have been a Change in Control of any member of the Bank Group, as set forth in this Section 15, and (ii) Employee is employed by Bank at such time.

            15.1  "CNB Board" shall mean the Board of Directors of CNB.

            15.2  "Change in Control" shall be deemed to have occurred if:

                  15.2.1 During the term of this Agreement, the individuals constituting CNB's Board immediately following the effective date of the Merger ("Beginning CNB Board") cease for any reason to constitute at least a majority of said Board, provided that in making such determination, a Director elected by or on the recommendation of the Beginning CNB Board shall be deemed to be a member of such

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Beginning CNB Board, excluding, for this purpose, any Director whose assumption of office occurs as a result of an actual or threatened election contest or proxy contest with respect to the election or removal of directors; or

                  15.2.2 If (i) a notice or an application is filed with the Federal Reserve Board ("FRB") pursuant to Regulation "Y" of the FRB under the Change in Bank Control Act or the Bank Holding Company Act or with the Georgia Department of Banking and Finance (the "Department") pursuant to the Financial Institutions Code of Georgia for permission to acquire control of any member of the Bank Group, or (ii) more than 25% of CNB's outstanding common stock or equivalent in voting power of any class or classes of outstanding securities of CNB entitled to vote in elections of Directors shall be acquired by any corporation or other person, or group. "Group" shall mean persons who act in concert as described in Section 13(d)(3) or 14(d) (2) of the Securities Exchange Act of 1934 as amended; or

                  15.2.3 CNB shall become a subsidiary of another corporation or shall be merged or consolidated into another corporation and (i) less than a majority of the outstanding voting shares of the parent or surviving corporation after such acquisition, merger or consolidation are owned immediately after such acquisition, merger or consolidation by the owners of the voting shares of CNB immediately before such acquisition, merger or consolidation, or (ii) a person or entity (excluding any corporation resulting from such business combination or any employee benefit plan or related trust of CNB or such resulting corporation) beneficially owns or controls 25% or more of the combined voting power of the then outstanding securities of such corporation, except to the extent that such ownership existed prior to the business combination, or (iii) less than a majority of the members of the board of directors of the corporation resulting from such business combination were members of the CNB Board at the time of the execution of the initial agreement for such merger or consolidation; or

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                  15.2.4 Substantially all of the assets of CNB shall be sold to another entity other than a sale to a wholly-owned subsidiary of CNB; or

                  15.2.5 The sale or transfer of any of the stock or substantially all of the assets of any member of the Bank Group other than CNB regardless of the form of the transaction, other than a sale or transfer to a wholly-owned subsidiary of CNB.

            15.3 In the event of a Change in Control, if Employer terminates Employee without Cause, or if Employer takes any action specified in Section
15.4 of this Agreement during the term of this Agreement following the date of occurrence of a Change in Control ("Termination of Employment"), Bank shall pay Employee a lump sum cash payment in an amount equal to the product of three (3) multiplied by Employee's annual compensation from Bank, including salary, bonuses, all perquisites, and all other forms of compensation paid to Employee for his benefit or the benefit of his family, however characterized, for the fiscal year during the term of this Agreement for which such compensation was highest ("Employee's Annual Salary"). The payment provided for in this Section
15.3 shall be due and payable to Employee within 30 days after the date of Termination of Employment. In no event shall payment(s) described in this Section exceed the amount permitted by Section 280G of the Internal Revenue Code, as amended (the "Code"). Therefore, if the aggregate present value (determined as of the date of the Change in Control in accordance with the provisions of Section 280G of the Code) of both the severance payment and all other payments to the Employee in the nature of compensation which are contingent on a Change in Control (the "Aggregate Severance") would result in a "parachute payment," as defined under Section 280G of the Code, then the Aggregate Severance shall not be greater than an amount equal to 2.99 multiplied by Employee's "base amount" for the "base period," as those terms are defined under Section 280G of the Code. In the event the Aggregate Severance is required to be reduced pursuant to this Section, the Employee shall be entitled to determine which

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portions of the Aggregate Severance are to be reduced so that the Aggregate
Severance satisfies the limit set forth in the preceding sentence.

            15.4 During the remaining term of this Agreement following the effective date of a Change in Control, if Employer takes any of the following actions, such action shall be deemed to be a termination without Cause. Those actions are: (i) a reduction in Employee's salary, bonus provisions or other perquisites as were in effect immediately prior to a Change in Control, (ii) a material change in Employee's status, offices, titles, reporting requirements, lending authority after initial modification by CNB after the Merger, duties or responsibilities with Bank as in effect on the effective date of the Merger
(iii) a failure by Bank to increase Employee's salary annually in accordance with an established procedure, or (iv) due to Bank's requirement that Employee relocate more than 50 miles from the Main Office. In any such event, Employee shall be entitled to all payments provided for in Section 15.3 of this Agreement.

      16.   Miscellaneous.

            16.1 This Agreement constitutes and expresses the whole agreement of the parties in reference to the employment of Employee by Employer, and there are no representations, inducements, promises, agreements, arrangements, or undertakings oral or written, between the parties other than those set forth herein.

            16.2 This Agreement shall be governed by the laws of the State of Georgia.

            16.3 Should any clause or any other provision of this Agreement be determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any clause or provision of this Agreement, all of which shall remain in full force and effect.

            16.4  Time is of the essence in this Agreement.

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            16.5  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. This Agreement shall not be assignable by any other parties hereto without the prior written consent of the other parties.

            16.6 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single instrument.

            16.7 Upon the Effective Time of the Merger, the 1997 Contract shall be amended and restated in its entirety as set forth herein, except as provided in Section 5.1 hereof. The change of control provisions of the 1997 Contract shall not apply or be activated by the Merger.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                         WILLIAM R. BLANTON

/s/ Deborah W. Ulam                      /s/ William R. Blanton     (SEAL)
--------------------                     ---------------------------
Witness                                  William R. Blanton

                                         CNB HOLDINGS, INC.

ATTEST
                                         By:      /s/ H. N. Padget, Jr.
                                                  -----------------------
                                         Title:   President & CEO
/s/ Brenda J. Boyd
-------------------
   (CORPORATE SEAL)

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                                   EXHIBIT A


                          [To be mutually agreed upon.]